Exhibit 99.1

NEWS RELEASE

CONTACTS: Media Amanda Malkowski Analyst Corporate Communications T - (412) 433-2512 E - almalkowski@uss.com	Investors/Analysts Kevin Lewis General Manager Investor Relations T - (412) 433-6935 E - klewis@uss.com

FOR IMMEDIATE RELEASE:

UNITED STATES STEEL CORPORATION
COMPLETES $1.1 BILLION OF
INCREMENTAL FINANCING TO SUPPORT STRATEGY EXECUTION

•	Completed $500 million upsize to the amended and extended $2 billion revolving credit facility

•	Issued $350 million senior convertible notes at a coupon of 5.00%, which includes $50 million from the full exercise of the initial purchasers’ option to purchase additional notes

•	Completed offering of $275 million of thirty-year environmental revenue bonds with a coupon of 5.75%

PITTSBURGH, OCT. 25, 2019 – United States Steel Corporation (X) (“U. S. Steel”) today announced that it has completed approximately $1.1 billion of financing activities to support the execution of the Company’s “best of both” strategy.

“The closing of these financing activities marks another successful step in the execution of our ‘best of both’ strategy,” said David B. Burritt, President and Chief Executive Officer of U. S. Steel. “I am thankful for the strong support from our investors and bank groups of our goal to create a differentiated, world-competitive company.”

A summary of our recently completed financing activities appears below:

$2.0 Billion Revolving Credit Facility

On October 10, 2019, we launched the syndication of a new five-year senior secured asset-based revolving credit facility in an aggregate amount up to $2.0 billion (the “Fifth Amended and Restated Credit Agreement”) to replace the existing Fifth Amended and Restated Credit Agreement. The Fifth Amended and Restated Credit Agreement has substantially the same terms as the existing Credit Facility Agreement, except that the Fifth Amended and Restated Credit Agreement includes certain changes, notably that it will mature in 2024 and has a “first-in, last-out” tranche in an amount up to $150 million. The Fifth Amended and Restated Credit Agreement closed on October 25, 2019.

$275 Million / 5.75% / 30-Year Environmental Revenue Bonds

On October 10, 2019, we launched offerings of two series of environmental revenue bonds in aggregate principal amount of approximately $368 million, that will mature between 2024 and 2049 (collectively, the “2019 Environmental Revenue Bonds”). Proceeds of the 2019 Environmental Revenue Bonds in the amount of approximately $93 million will be used to redeem a portion of our existing outstanding environmental revenue bonds for which we issued a conditional redemption notice and will mature in 2024 and 2030. Proceeds of the 30-year Environmental Revenue Bonds in the amount of $275 million will be used to finance or refinance the acquisition, construction, equipping and installation of certain solid waste disposal facilities, including an electric arc furnace and other equipment and facilities at the Company’s Fairfield Works and will mature in 2049. The 2019 Environmental Revenue Bonds closed on October 25, 2019.

$350 Million / 5.00% / Senior Convertible Notes Due 2026

On October 21, 2019, U. S. Steel issued an aggregate principal amount of $300 million of 5.00% Senior Convertible Notes due November 1, 2026 (the “2026 Senior Convertible Notes”). In connection with the issuance of the 2026 Senior Convertible Notes, U. S. Steel granted the initial purchasers a 30-day option to purchase up to an additional $50 million in aggregate principal amount of 2026 Senior Convertible Notes, on the same terms and conditions. On October 23, 2019, the initial purchasers exercised this option in full and U. S. Steel issued an additional $50 million of 2026 Senior Convertible Notes on October 25, 2019. U. S. Steel received net proceeds of approximately $340 million from the issuance of the 2026 Senior Convertible Notes after deducting underwriting fees and estimated offering expenses. The Company intends to use the net proceeds for general corporate purposes, including, without limitation, for previously announced strategic investments and capital expenditures. Interest on the 2026 Senior Convertible Notes is payable semi-annually on May 1 and November 1 of each year, commencing on May 1, 2020.

FORWARD LOOKING STATEMENTS

This release contains information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “will” and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume changes, share of sales and earnings per share changes, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include but are not limited to the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and those described from time to time in our future reports filed with the Securities and Exchange Commission. References to "we," "us," "our," the "Company," and "U. S. Steel," refer to United States Steel Corporation and its consolidated subsidiaries.

-oOo-

2019-034

About U. S. Steel

United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 250 company with major operations in the United States and Central Europe. For more information about U. S. Steel, please visit www.ussteel.com.